                                                                    EXHIBIT 99.7

[NOTE: This proxy statement of Harvest Home Financial Corporation will be attached to the prospectus included herein of Peoples Community Bancorp, Inc.]

                       P R E L I M I N A R Y   C O P I E S

                       HARVEST HOME FINANCIAL CORPORATION
                              3621 HARRISON AVENUE
                             CINCINNATI, OHIO 45211
                                 (513) 661-6612

                               -------------------



Dear Stockholder:

         You are cordially invited to attend a special meeting of
stockholders of Harvest Home Financial Corporation to approve the merger of Harvest Home Financial Corporation with People's Building, Loan & Savings Company. The meeting is scheduled to be held at _________, Eastern Standard Time, on _________ at ________________________ located at
_____________________________.

         The meeting has been called in connection with the proposed merger of Harvest Home Financial with and into Peoples Community Bancorp, Inc., a holding company to be formed by People's Savings pursuant to an Agreement and Plan of Merger dated as of September 30, 1999. In the merger, you will receive $9.00 cash and $9.00 worth of Peoples Community Bancorp common stock for each Harvest Home Financial share you own. Assuming an initial public offering price of $10.00, each share of Harvest Home Financial would be converted into .9 of a share of Peoples Community Bancorp common stock in the merger. Consummation of the merger is subject to certain conditions, including the approval of the stockholders of Harvest Home Financial.

         The Board of Directors has approved the merger agreement and believes that the merger is in the best interests of Harvest Home Financial and its stockholders. Accordingly, Harvest Home Financial's Board of Directors unanimously recommends that you vote FOR the merger.

         This proxy statement/prospectus provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully. You can also obtain information about Harvest Home Financial and Peoples Community Bancorp from publicly available documents that have been filed with the SEC.

         YOUR VOTE IS VERY IMPORTANT. Whether or not you attend this meeting, please take the time to vote by completing and mailing the enclosed proxy card to us as soon as possible in the envelope provided.

                                        Very truly yours,

                                        John E. Rathkamp
                                        President and Chief Executive Officer

                       HARVEST HOME FINANCIAL CORPORATION
                              3621 HARRISON AVENUE
                             CINCINNATI, OHIO 45211
                                 (513) 661-6612

                               -------------------


         NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Harvest Home Financial Corporation will be held at _______, Eastern Standard Time, on ______________ at ________________ ____________________________,
Cincinnati, Ohio _______ for the following purposes:

         1. To consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of September 30, 1999, by and among Harvest Home Financial Corporation and People's Building, Loan & Savings Company. The Merger Agreement provides for, among other things, the merger of Harvest Home Financial with and into Peoples Community Bancorp, Inc., the holding company to be formed by People's Savings in connection with the conversion of People's Savings from a mutual to a stock institution. The merger will be accomplished through the merger of Harvest Home Financial with and into Peoples Community Bancorp and the merger of Harvest Home Savings Bank with and into People's Savings.

         2. To transact such other business, if any, as may properly come before the special meeting.

         Harvest Home Financial's Board of Directors has fixed the close of business on _____________, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting. Only holders of common shares of Harvest Home Financial of record at the close of business on that date will be entitled to notice of and to vote at the special meeting.

         If the merger of Harvest Home Financial by Peoples Community Bancorp is approved and consummated, you will have the right to dissent on the transaction and to obtain payment of the fair cash value of your shares by complying with
Section 1701.85 of the Ohio General Corporation Law. A copy of Section 1701.85 of the Ohio General Corporation Law is attached as Annex A to the accompanying document.

         Your Board of Directors has determined the merger to be in the best interests of Harvest Home Financial and its stockholders and has unanimously approved the Merger Agreement and UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.

                                        By Order of the Board of Directors

                                        John E. Rathkamp
                                        President and Chief Executive Officer

Cincinnati, Ohio
________________, 2000

--------------------------------------------------------------------------------

YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT. ACCORDINGLY, EVEN IF YOU PLAN TO BE PRESENT AT THE SPECIAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO ITS EXERCISE.

--------------------------------------------------------------------------------

                                 PROXY STATEMENT
                                       OF
                       HARVEST HOME FINANCIAL CORPORATION
                     FOR THE SPECIAL MEETING OF STOCKHOLDERS
                        To be Held on _____________, 2000


                  --------------------------------------------
                                   PROSPECTUS
                                       OF
                         PEOPLES COMMUNITY BANCORP, INC.
                     Up to _________ Shares of Common Stock,
                            Par value $.01 per share
             (to be issued pursuant to the Merger described herein)

                  ---------------------------------------------

         This Proxy Statement/Prospectus relates to the proposed merger of Harvest Home Financial Corporation, an Ohio corporation, with and into Peoples Community Bancorp, Inc., a Delaware corporation the proposed holding company for Peoples Community Bank, a federally chartered savings bank, as contemplated by the Agreement and Plan of Merger, dated as of September 20, 1999, between People's Building, Loan and Savings Company and Harvest Home Financial. The merger agreement is included as Appendix I hereto and incorporated by reference herein.

         This Proxy Statement/Prospectus is being furnished to the holders of shares of common stock of Harvest Home Financial in connection with the solicitation of proxies by the Board of Directors of Harvest Home Financial for use at a Special Meeting of Stockholders, scheduled to be held at ______ p.m. , Eastern Standard Time on __________, 2000, at _______________
Cincinnati, Ohio, and at any and all adjournments and postponements thereof.

         This Proxy Statement/Prospectus also constitutes a prospectus of Peoples Community Bancorp with respect to up to _________ shares of common stock, par value $.01 per share, of Peoples Community Bancorp to be issued upon consummation of the merger pursuant to the terms of the merger agreement. The Prospectus of Peoples Community Bancorp is a part of this Proxy Statement/Prospectus (see "Table of Contents") and is referred to herein as the "Prospectus."

         At the meeting, the holders of Harvest Home Financial common stock will consider and vote upon a proposal to adopt the merger agreement and the transactions contemplated thereby.

         Subject to the terms, conditions and procedures set forth in the Merger Agreement, each holder of Harvest Home Financial common stock issued and outstanding immediately prior to the Merger will have the right to receive for each Harvest Home Financial share (a) $9.00 in cash, plus (b) 0.9 of a share of Peoples Community Bancorp Common Stock equal to $9.00 and based on the $10.00 price for the stock. If the initial public offering price is not $10.00 per share, the portion of a share of Peoples Community Bancorp common stock will be adjusted to provide for a ratio that will correspond to an equivalent value of $9.00. Cash will be paid in lieu of fractional share interests. Because Peoples Community Bancorp has never publicly issued any capital stock, there can be no assurance that an active and liquid market for the Peoples Community Bancorp common stock will develop upon the conversion and merger or that Peoples Community Bancorp common stock will trade above its initial public offering price. Harvest Home Financial's financial advisor has rendered an opinion to the effect that, as of September 30, 1999, the Merger Consideration is fair from a financial point of view to the stockholders of Harvest Home Financial. The Merger is subject to certain conditions, including the approval of the stockholders of Harvest Home Financial. For additional information regarding the Merger Agreement and the terms of the Merger, see "The Merger Between Peoples Community Bancorp and Harvest Home Financial" in the Prospectus.

         NEITHER THE SEC NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE PEOPLES COMMUNITY BANCORP COMMON STOCK TO BE ISSUED UNDER THIS PROXY STATEMENT/ PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         This Proxy Statement/Prospectus, and the accompanying notice and form of Proxy, are first being mailed to stockholders of Harvest Home Financial on or about _____________, 2000.

WHERE YOU CAN FIND MORE INFORMATION

         Harvest Home Financial is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information that Harvest Home Financial and Peoples Community Bancorp file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. (The address of the public reference room in Washington, D.C. is 450 Fifth Street, N.W., Washington, DC 20549). Harvest Home Financial's and Peoples Community Bancorp public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC, at HTTP://WWW.SEC.GOV. Reports, proxy statements and other information regarding Harvest Home Financial also may be inspected at the offices of Nasdaq National Market, 9801 Washingtonian Boulevard, Gaithersburg, Maryland 20878.

         Peoples Community Bancorp has filed a Registration Statement with the SEC (Form S-1) to register the shares of Peoples Community Bancorp Common Stock to be issued to Harvest Home Financial stockholders in the Merger. This document is a part of the Registration Statement and constitutes a prospectus of Peoples Community Bancorp, as well as a proxy statement of Harvest Home Financial for the special meeting.

         As allowed by SEC rules, this document does not contain all information that stockholders can find in the Registration Statement or the exhibits to the Registration Statement.

                                TABLE OF CONTENTS


                                                                                Page
                                                                                ----

PROXY STATEMENT OF HARVEST HOME FINANCIAL CORPORATION
FOR THE SPECIAL MEETING OF STOCKHOLDERS
Where You Can Find More Information

QUESTIONS AND ANSWERS ABOUT THE MERGER..........................................

SUMMARY.........................................................................
The Companies...................................................................
Reasons for Merger; Recommendation to Stockholders..............................
The Merger......................................................................
Condition to Completing the Merger..............................................
Federal Income Tax Considerations...............................................
Comparative Stock Prices........................................................
Treatment of Harvest Home Financial Stock Options...............................
Accounting Treatment............................................................
Dissenters' Rights..............................................................
Interests of Directors and Executive Officers of Harvest Home Financial.........
Opinion of Financial Advisor....................................................
Representations and Warranties..................................................
Conduct of Business Prior to Closing Date.......................................
Required Approvals..............................................................
Waiver and Amendment............................................................
Termination.....................................................................
Expenses of the Merger..........................................................
Management After the Merger.....................................................
Effects of the Merger on Rights of Stockholders.................................
Nasdaq Listing..................................................................

FORWARD LOOKING STATEMENTS......................................................

THE SPECIAL MEETING.............................................................
Introduction....................................................................
Matters to be Considered; Board of Directors Recommendation.....................
Record Date and Voting..........................................................
Vote Required...................................................................
Name and Address of Beneficial Owners...........................................
Revocability of Proxies.........................................................
Solicitation of Proxy...........................................................
Adjournment of the Special Meeting..............................................
Dissenters' Rights..............................................................


                                                                                Page
                                                                                ----

STOCKHOLDER MATTERS.............................................................

PROSPECTUS OF PEOPLES COMMUNITY BANCORP.........................................


                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.       WHAT AM I BEING ASKED TO APPROVE?

A. At a special meeting of stockholders, holders of record of Harvest Home Financial stock at the close of business on _____________ ("Record Date") will be asked to vote on a proposal to adopt the Merger Agreement.

Q.       WHY DO HARVEST HOME FINANCIAL AND PEOPLES COMMUNITY BANCORP WANT TO
         MERGE?

A. Harvest Home Financial believes that stockholder value will be maximized and that its stockholders and customers will benefit through an affiliation with Peoples. Peoples wants to better serve its customers in Harvest Home Financial's service areas and to expand Peoples' presence in those markets.

Q.       HOW WILL I BENEFIT?

A. The Harvest Home Financial Board of Directors believes that you will benefit by receiving a fair value for your shares. The Board believes that the cash portion will allow you to diversify your investments and the stock portion will allow you to continue to participate as a stockholder of a thrift holding company.

Q.       WHAT WILL I RECEIVE FOR MY HARVEST HOME FINANCIAL SHARES?

A. Each share of Harvest Home Financial Common Stock shall be converted into the right to receive .9 shares of Peoples Community Bancorp Common Stock plus $9.00 in cash ("Merger Consideration"). However, in the event that the Initial Public Offering Price is not $10.00 per share, the 0.9 of a share of Peoples Community Bancorp Common Stock shall be adjusted to provide for a ratio that will yield a cash equivalent of $9.00.

Q. WILL MY STOCK IN PEOPLES COMMUNITY BANCORP BE COVERED BY DEPOSIT INSURANCE OR GUARANTEED BY ANY GOVERNMENT AGENCY?

A. No. Unlike insured deposit accounts at People's Savings, stock in Peoples Community Bancorp will not be insured or guaranteed by the Federal Deposit Insurance Corporation, or FDIC, or any other government agency.

Q.       WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A. We plan to complete the transaction as soon as possible after the special meeting, assuming we obtain the required stockholder approval. The transaction is also subject to the approval of federal and state banking regulatory authorities and the satisfaction of other closing conditions, including the merger of Oakley and People's Savings and the conversion by People's Savings from a mutual savings and loan to a stock company. We expect to complete the transaction in the second calendar quarter of year 2000.

Q.       WHEN AND WHERE WILL THE SPECIAL MEETING TAKE PLACE?

A. Harvest Home Financial will hold the special meeting at __________ on ___________________ at the ________________________.

Q.       WHAT IS THE VOTE REQUIRED AT THE SPECIAL MEETING?

A. Harvest Home Financial's stockholders must adopt the Merger Agreement by a vote of a majority of the outstanding shares.

Q.       WHAT DO I NEED TO DO NOW?

A. Just mail your completed, signed and dated proxy card in the enclosed return envelope as soon as possible so that your shares will be represented at the special meeting.

Q. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A. Your broker will vote your Harvest Home Financial shares only if you provide instructions on how to vote. You should follow the directions provided by your broker and instruct your broker as to how to vote your shares.

Q.       MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A. Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in three ways. First, you can send Harvest Home Financial a written statement that you would like to revoke your proxy. Second, you can send Harvest Home Financial a new signed and later-dated proxy card. Third, you can attend the special meeting and vote in person. However, your attendance at the special meeting alone will not revoke your proxy.

Q.       HOW WILL MY SHARES BE VOTED IF I RETURN A BLANK PROXY CARD?

A. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger.

Q.       WHAT WILL BE THE EFFECT IF I DO NOT VOTE?

A.       Not voting will have the same effect as voting against the merger.

Q.       SHOULD I SEND IN MY STOCK CERTIFICATE NOW?

A. No. If the merger is completed, you will receive written instructions for exchanging your stock certificates.

Q.       WHO CAN ANSWER MY QUESTIONS ABOUT THE MERGER?

A. If you have more questions about the merger, please call: John E. Rathkamp or Dennis J. Slattery at Harvest Home Savings Bank (513) 661-6612.

-----------------------------------------------------------------------

         In addition, __________________ will be assisting Harvest Home Financial in soliciting proxies for the special meeting. Any questions you have regarding the merger can also be directed to:

         ---------------------------------------------------------------

--------------------------------------------------------------------------------

                                     SUMMARY
--------------------------------------------------------------------------------
THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS. CERTAIN CAPITALIZED TERMS USED IN THIS SUMMARY ARE DEFINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. THIS SUMMARY IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF ALL MATERIAL FACTS REGARDING HARVEST HOME FINANCIAL, PEOPLES COMMUNITY BANCORP, AND PEOPLE'S SAVINGS AND THE MATTERS TO BE CONSIDERED AT THE MEETING AND IS QUALIFIED IN ITS ENTIRETY BY, AND REFERENCE IS MADE TO, THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS, THE ACCOMPANYING APPENDICES, AND THE ACCOMPANYING PROSPECTUS OF PEOPLES
COMMUNITY BANCORP.

THE COMPANIES

HARVEST HOME FINANCIAL CORPORATION

3621 Harrison Avenue
Cincinnati, Ohio 45211

------------------------

         Harvest Home Financial Corporation is an Ohio Corporation and is a holding company for Harvest Home Savings Bank. Harvest Home Savings Bank is an Ohio-chartered savings bank which conducts business through three full-service offices located in the Greater Cincinnati, Ohio area. The deposits of Harvest Home Savings Bank are insured to the maximum extent provided by law by the Savings Association Insurance Fund, which is administered by the FDIC. As of the date of the Merger Agreement, 875,289 shares of Harvest Home Financial Common Stock are issued and outstanding. There are also options to acquire 84,947 shares of Harvest Home Financial Common Stock as of the date of the Merger Agreement.

         At September 30, 1999, Harvest Home Financial had, on a consolidated basis, total assets of $98.9 million, total liabilities of $89.3 million including deposits of $66.2 million and stockholders' equity of $9.6 million.

PEOPLES COMMUNITY BANCORP, INC.

PEOPLE'S BUILDING, LOAN & SAVINGS COMPANY

11 S. Broadway
Lebanon, Ohio 45036

---------------------------

         Peoples Community Bancorp, Inc. is a Delaware corporation formed by People's Savings in connection with its conversion. Upon consummation of the conversion, Peoples Community Bancorp will become the parent holding company of People's Bank and People's Bank will be a federal stock savings bank. At September 30, 1999, People's Savings had total assets of $90.3 million, total liabilities of $78.5 million, including deposits of $66.2 million. People's Savings conducts its business through two full-service offices located in Lebanon, Ohio and Blanchester, Ohio.

         The Oakley Improved Building & Loan Company ("Oakley") is a state chartered savings and loan with offices at 3924 Isabella, Cincinnati, Ohio 45209. At September 30, 1999, Oakley had total assets of $17.0 million, total liabilities of $14.1 million, including deposits of $13.3 million. Immediately prior to the conversion, Oakley will merge with and into People's Savings, with People's Savings as the surviving entity.

REASONS FOR MERGER; RECOMMENDATION TO STOCKHOLDERS

         The Board of Directors of Harvest Home Financial has unanimously adopted the merger agreement and approved the transactions contemplated thereby and has determined that the merger is in the best interests of Harvest Home Financial and its stockholders. THE HARVEST HOME BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT AT THE MEETING.

         For a discussion of the factors considered by the Harvest Home Board in reaching its decision to adopt the Merger Agreement and approve the transactions contemplated thereby, see "The Merger Between Peoples Community Bancorp and Harvest Home Financial - Background and Reasons for the Harvest Home Merger" in the Prospectus.

THE MERGER

         In the Merger, Harvest Home Financial will merge into Peoples Community Bancorp, the parent holding company of People's Savings. The stockholders of Harvest Home Financial will become stockholders of Peoples Community Bancorp. For a description of what Harvest Home Financial stockholders will receive in the Merger, see "The Merger Between Peoples Community Bancorp and Harvest Home Financial -- Terms of Our Merger Agreement with Harvest Home Financial -- Conversion of Harvest Home Financial Common Stock in the Merger" in the Prospectus.

CONDITIONS TO COMPLETING THE MERGER

         The obligations of the parties to consummate the Merger are subject to the satisfaction or waiver of certain conditions specified in the Merger Agreement including, among other things, the receipt of all necessary regulatory, stockholder and member approvals, the compliance with or satisfaction of all representations, warranties, covenants and conditions, the absence of any order, decree or injunction enjoining or prohibiting consummation of either the conversion or the Merger, and the receipt by the parties of tax opinions with respect to certain federal income tax consequences of the Merger. There can be no assurance that the conditions to the consummation of the Merger will be satisfied or waived. See "The Merger Between Peoples Community Bancorp and Harvest Home Financial -- Conditions to the Harvest Home Merger."

FEDERAL INCOME TAX CONSIDERATIONS

         Harvest Home Financial stockholders will recognize capital gains income tax on cash received for shares. The exchange of shares of Harvest Home Financial common stock for shares of Peoples Community Bancorp common stock will be tax free. However, because tax matters are complicated, and tax results may vary among stockholders, we urge you to contact your own advisor to understand fully how the merger will affect you.

COMPARATIVE STOCK PRICES

         Harvest Home Financial common stock is traded on the Nasdaq National Market under the symbol "HHFC". On September 30, 1999, the last trading day prior to the public announcement of the proposed merger, the last reported Nasdaq sales price for Harvest Home Financial common stock was $14.38. On ___________, the day before we printed this document, the last reported sales price for Harvest Home Financial common stock was

$______________. Shares of Peoples Community Bancorp have not been issued or traded prior to date.

TREATMENT OF HARVEST HOME FINANCIAL STOCK OPTIONS

         All unexercised options granted under the HARVEST HOME FINANCIAL CORPORATION 1996 STOCK OPTION PLAN shall be cancelled and the holders shall receive the value of their options in cash.

ACCOUNTING TREATMENT

         The Merger will be treated as a purchase for accounting purposes. Accordingly, under generally accepted accounting principles, Peoples Community Bancorp will record at its cost the acquired assets less liabilities assumed. Any difference between the cost of Harvest Home Financial and the sum of the fair values of tangible and identifiable assets, less liabilities, will be reported as Goodwill. The report of income of Peoples Community Bancorp will include the operations of Harvest Home Financial after the Merger, based on the cost to Peoples Community Bancorp.

DISSENTERS' RIGHTS

         Under Ohio law, you may dissent from the merger and have the fair cash value of your shares paid to you. To exercise this right, you must follow a number of procedures. These procedures include filing a demand for payment of the fair cash value of your shares and not voting in favor of the merger. For more information on how to exercise these rights, see "Dissenters' Rights."

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS OF HARVEST HOME FINANCIAL

         When considering the recommendation of the Harvest Home Board, you should be aware that some directors and officers of Harvest Home Financial have interests in the merger that are different from, or in addition to, your interests as stockholders. Upon consummation of the merger, the employment agreements of John E. Rathkamp, Dennis J. Slattery and Teresa O'Quinn shall terminate and they shall enter into new employment agreements with Peoples Community Bancorp. John E. Rathkamp shall be appointed to the Peoples Community Bancorp Board of Directors. Further, there are provisions in the Merger Agreement relating to director and officer indemnification and insurance after the merger. The Harvest Home Financial Board was aware of these matters and considered them, among other matters, in approving the Merger Agreement.

OPINION OF FINANCIAL ADVISOR

         In deciding to approve the merger, the Harvest Home Financial Board considered the opinion of its financial advisor, Charles Webb & Company, to determine that the Merger consideration is fair from a financial point of view to the holders of Harvest Home Financial common stock. The opinion of Charles Webb & Company dated September 30, 1999, is attached as Annex __ to this document. We encourage you to read this opinion.

REPRESENTATIONS AND WARRANTIES

         The Merger Agreement contains representations and warranties of Harvest Home Financial and Peoples Community Bancorp which are customary in merger transactions. See "The Merger Between Peoples Community Bancorp and Harvest Home Financial -- Terms of Our Merger Agreement with Harvest Home Financial -- Representations and Warranties" in the Prospectus.

CONDUCT OF BUSINESS PRIOR TO CLOSING DATE

         Each of Harvest Home Financial and Peoples Community Bancorp has agreed to conduct its business prior to the Effective Time in accordance with certain guidelines set forth in the Merger Agreement. See "Conduct of Business Pending the Harvest Home Merger" in the Prospectus."

REQUIRED APPROVALS

         Various approvals of the OTS and the Ohio Division of Financial Institutions are required in order to consummate the Conversion and the Merger. Applications for these approvals have been filed and are currently pending. There can be no assurance that the requisite OTS approvals will be received in a timely manner. In the event that the consummation of the Conversion and the Merger are not consummated on or before September 30, 2000, the Merger Agreement may be terminated by either Harvest Home Financial or Peoples Community Bancorp. There can be no assurance as to the receipt or timing of such approvals.

WAIVER AND AMENDMENT

         Prior to the effective time, Harvest Home Financial and Peoples Community Bancorp may extend the time for performance of any obligations under the Merger Agreement, waive any inaccuracies in the representations and warranties contained in the Merger Agreement and waive compliance with any covenant, agreement or, to the extent permitted by law, any condition of the Merger Agreement, provided that any such waiver after the Harvest Home Financial stockholders have adopted the Merger Agreement shall not modify the amount or form of consideration to be provided to the Harvest Home Financial stockholders or otherwise materially adversely affect the stockholders without their approval.

         The Merger Agreement may be amended or supplemented at any time by mutual agreement of Harvest Home Financial and Peoples Community Bancorp, provided that the amendment or supplement after the Harvest Home Financial stockholders have adopted the Merger Agreement is subject to the previous paragraph.

TERMINATION

         The Merger Agreement may be terminated prior to the Effective Time by:
(i) Harvest Home Financial or Peoples Community Bancorp in the event of (a) the failure of Harvest Home Financial stockholders to approve the Merger Agreement,
(b) the failure of Peoples Community Bancorp members to approve the conversion,
(c) the failure of Oakley members to approve their
merger, (d) a material failure to perform or comply by the other party with any covenant or undertaking, which failure has not been timely cured after notice, or (e) any material inaccuracy or omission in the representations or warranties of the other party which has not been timely cured after notice; (ii) by Harvest Home Financial or Peoples Community Bancorp if any approval of a governmental authority required to permit consummation of the transactions shall have been denied or any governmental authority of competent jurisdiction shall have issued a final unappealable order prohibiting consummation of the transactions contemplated by the Merger Agreement; (iii) by Harvest Home Financial or Peoples Community Bancorp in the event that the Merger is not consummated by September 30, 2000; and (iv) by Peoples Community Bancorp in the event that there has occurred a "Purchase Event" (as defined in the Merger Agreement).

EXPENSES OF THE MERGER

         The Merger Agreement provides, in general, that Harvest Home Financial and Peoples Community Bancorp shall each bear and pay all of their respective costs and expenses incurred in connection with the transactions contemplated by the Merger Agreement, including fees and expenses of their respective financial consultants, investment bankers, accountants and counsel.

MANAGEMENT AFTER THE MERGER

         The current members of the Board of Directors of Peoples Savings, John
E. Rathkamp, currently a director of Harvest Home Financial, and Thomas Noe, currently a director of Oakley, shall be the members of the Board of Peoples Community Bancorp immediately after the Effective Time.

EFFECTS OF THE MERGER ON RIGHTS OF STOCKHOLDERS

         As a result of the Merger, holders of Harvest Home Financial Common Stock who receive shares of Peoples Community Bancorp Common Stock in the Merger will become stockholders of Peoples Community Bancorp. For a comparison of the corporate charters and bylaws of Peoples Community Bancorp and Harvest Home Financial governing the rights of Peoples Community Bancorp and Harvest Home Financial stockholders, see "The Merger Between Peoples Community Bancorp and Harvest Home Financial -- Comparison of Stockholder Rights."

NASDAQ LISTING

         Harvest Home Financial Common Stock (symbol: HHFC) currently is quoted on the Nasdaq Stock Market ("Nasdaq SmallCap"). It is a condition to consummation of the Merger that the shares of Peoples Community Bancorp
Common Stock to be issued to the stockholders of Harvest Home Financial in the Merger shall have been approved for listing on the Nasdaq National Market.

                           FORWARD LOOKING STATEMENTS

         The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for certain forward-looking statements. Forward-looking statements include the information concerning future results of operations, cost savings and synergies of Peoples Community Bancorp and Harvest Home Financial after the Merger set forth in "Questions and Answers About the Merger," "Summary" and "The Merger," and those preceded by, followed by or that otherwise include the statements "should," "believe," "expect," "anticipate," "intend," "may," "will," "continue," "estimate" and other expressions that indicate future events and trends. Although Peoples Community Bancorp and Harvest Home Financial believe that in making such statements their expectations are based on reasonable assumptions, such statements may be influenced by risks and uncertainties which could cause actual results and trends to be materially different from historical results or those anticipated depending on a variety of factors. These factors include, without limitation:

- revenues following the Merger and Peoples Community Bancorp merger with Oakley may be lower than expected or deposit withdrawals, operating costs or customer loss and business disruption following the merger may be greater than expected;

- competitive pressures among depository and other financial services companies may increase significantly;

- costs or difficulties related to the integration of the businesses acquired by Peoples Community Bancorp may be greater than expected;

- changes in the interest rate environment may reduce interest margins, cause an increase in the prepayment rate on mortgages held and securitized and other loans or reduce the demand for new loans;

- general economic or business conditions, either internationally or nationally, or in the states in which the combined company will be doing business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

- legislation or regulatory requirements or changes may adversely affect the businesses in which Peoples Community Bancorp is engaged;

- technology-related changes, including "Year 2000" data systems compliance issues, may be harder to make or more expensive than expected; and

-    changes in the securities markets.

         You should understand that these factors, in addition to those discussed elsewhere in this documents and in documents which have been incorporated by reference, could affect the future results of Peoples Community Bancorp and Harvest Home Financial, and could cause those results to be materially different from those expressed in their forward-looking statements. Peoples Community Bancorp and Harvest Home Financial do not undertake any obligation to update any forward looking statements to reflect events or circumstances arising after the date of this document.

                               THE SPECIAL MEETING

INTRODUCTION

                  This document is being furnished to the stockholders of Harvest Home Financial in connection with the solicitation of proxies by the Board of Directors for use at the special meeting of Harvest Home Financial stockholders to be held on __________, 2000 at ______, Eastern Standard Time, at ______________________________, and at any
adjournments or postponements thereof. Each copy of this document mailed to Harvest Home Financial stockholders is accompanied by a proxy card furnished in connection with the solicitation of proxies by the Harvest Home Financial Board of Directors for use at the special meeting.

MATTER TO BE CONSIDERED; BOARD OF DIRECTORS RECOMMENDATION

         At the special meeting, Harvest Home Financial stockholders will be asked to (i) adopt the Merger Agreement and the transactions contemplated thereby, and (ii) vote upon such other business as may properly come before the special meeting or any adjournments or postponements thereof (including, without limitation, adjournment or postponement of the special meeting in order to allow for additional solicitation of stockholder votes in order to obtain a quorum or in order to obtain more votes in favor of the Merger Agreement). The Harvest Home Financial Board of Directors knows of no business that will be presented for consideration at the special meeting other than the adoption of the Merger Agreement.

         THE HARVEST HOME FINANCIAL BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER AGREEMENT IS ADVISABLE AND IN THE BEST INTERESTS OF HARVEST HOME FINANCIAL STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT. ACCORDINGLY, THE HARVEST HOME FINANCIAL BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

         STOCKHOLDERS ARE REQUESTED TO PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

RECORD DATE AND VOTING

         Only the holders of record of Harvest Home Financial common stock as of the close of business on ________________ are entitled to notice of and to vote at the special meeting. At the close of business on ______________ there were 875,289 shares of Harvest Home Financial common stock outstanding and entitled to vote, held by approximately _____ stockholders. Directors and executive officers of Harvest Home Financial and its affiliates (as a group) were entitled to vote 122,900 shares of Harvest Home Financial common stock, or approximately 14.04% of the outstanding votes entitled to be cast at the special meeting. Holders of record of Harvest Home Financial common stock as of the close of business on ______________ are entitled to one vote per share on any matter voted on at the special meeting.

         The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of Harvest Home Financial common stock as of the record date is necessary to constitute a quorum at the special meeting. Broker non-votes and abstentions count only for the purpose of determining a quorum at the special meeting.

         STOCKHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS CONSUMMATED, STOCK CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL, WHICH WILL BE SENT TO STOCKHOLDERS BY ________________, CINCINNATI, OHIO, IN ITS CAPACITY AS THE EXCHANGE AGENT, WITHIN SEVEN BUSINESS DAYS AFTER THE COMPLETION OF THE MERGER.

VOTE REQUIRED

         The holders of at least a majority of the outstanding shares of Harvest Home Financial common stock entitled to vote on the matters to be acted upon, or 437,646 shares, must vote to adopt the Merger Agreement. THE FAILURE TO SUBMIT A PROXY CARD OR VOTE IN PERSON AT THE SPECIAL MEETING HAS THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT. ABSTENTIONS AND BROKER NON-VOTES ALSO HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT. BROKERS WHO HOLD SHARES OF HARVEST HOME FINANCIAL COMMON STOCK AS NOMINEES WILL NOT HAVE DISCRETIONARY AUTHORITY TO VOTE SHARES WITH RESPECT TO THE MERGER AGREEMENT ABSENT INSTRUCTIONS FROM THE BENEFICIAL OWNER. THEREFORE, BY NOT GIVING SUCH INSTRUCTIONS YOU WILL IN EFFECT, BE VOTING AGAINST THE MERGER.

         The proxy holders named in the enclosed proxy card will vote all of the Harvest Home Financial shares represented by proxy cards that are properly signed and returned by stockholders in accordance with the instructions contained therein. Specify your voting choice by marking the appropriate box on the proxy card.

         IF YOU PROPERLY SIGN AND RETURN THE PROXY CARD SENT TO YOU BY HARVEST HOME FINANCIAL, BUT DO NOT SPECIFY YOUR VOTING CHOICES, YOUR SHARES WILL BE VOTED "FOR" THE ADOPTION OF THE MERGER AGREEMENT AS RECOMMENDED BY THE HARVEST HOME FINANCIAL BOARD OF DIRECTORS.

         The Harvest Home Financial Board of Directors is not aware of any matters other than the Merger that may be brought before the special meeting. If any other matters properly come before the special meeting the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in their discretion, except that shares represented by proxies which have been voted "against" the Merger Agreement will not be used to vote "for" adjournment of the special meeting for the purpose of allowing additional time for soliciting additional votes "for" the Merger Agreement.

NAME AND ADDRESS OF BENEFICIAL OWNERS

         The following table sets forth, as of December 15, 1999, information with respect to the beneficial ownership of Harvest Home Financial common stock by each person known by Harvest Home Financial to be the beneficial owner of more than five percent of the common stock, by each present director of Harvest Home Financial, by executive officers of Harvest Home Financial and by all directors and executive officers of Harvest Home Financial as a group. The stockholders listed in the table have sole voting and investment power with respect to shares beneficially owned by them.



         Name of Beneficial Owner          No. of Shares         Percent of Class
         ------------------------          -------------         ----------------

         John E. Rathkamp                      14,959                    1.7%
         Dennis J. Slattery                     7,475                     .8%
         Richard F. Hauck                      25,671                    2.9%
         Walter A. Schuch                      14,959                    1.7%
         Thomas L. Eckert                      14,959                    1.7%
         Marvin J. Ruehlman                    14,959                    1.7%
         Herb E. Menkhaus                      14,959                    1.7%
         George C. Eyrich                      14,959                    1.7%

         Total of all directors
         and officers as a group              122,900                    14.04%


         Name of Beneficial Owner           No. of Shares(1)     Percent of Class
         ------------------------           ----------------     ----------------
         Tontine Financial Partners, L.P.      67,000                    7.66%
         Johnson Trust Co.                     46,000                    5.26%


REVOCABILITY OF PROXIES

         A stockholder may revoke a proxy at any time prior to its exercise by
(i) delivering to Harvest Home Financial, John E. Rathkamp, Chief Executive Officer, 3621 Harrison Avenue, Cincinnati, Ohio 45211, a written notice of revocation prior to the special meeting, (ii) delivering, prior to the special meeting, a duly executed proxy bearing a later date, or (iii) attending the special meeting and voting in person. The presence of a stockholder at the special meeting will not in and of itself automatically revoke such stockholder proxy.

SOLICITATION OF PROXY

         All expenses of Harvest Home Financial's solicitation of proxies, including the cost of mailing this document to you, will be paid by Harvest Home Financial. In addition to solicitation by use of the mails, proxies may be solicited from stockholders by directors, officers and employees in person or by telephone, facsimile, or other means of communications. These directors, officers and employees will not receive additional compensation, but may be reimbursed for their out-of-pocket expenses in connection with such solicitation. Harvest Home Financial will make arrangements with brokerage houses, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and Harvest Home Financial will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with such solicitation.


-------------------
(1) The shares held by Tontine Financial Partners, L.P. and Johnson Trust Co. are disclosed since the percentage of ownership is greater than five percent. Neither organization is an affiliate of Harvest Home Financial nor Harvest Home Savings.

ADJOURNMENT OF THE SPECIAL MEETING

         A vote in person by a stockholder for adjournment of the special meeting, or for the last proposal on the proxy card authorizing the named proxies to vote the shares covered by such proxy in their discretion with respect to other business properly coming before the special meeting, would allow for additional solicitation of stockholder votes in order to obtain a quorum or in order to obtain more votes in favor of the Merger Agreement.

DISSENTERS' RIGHTS

         Under Ohio law, you may dissent from the merger and be paid the fair cash value of your shares. To exercise this right, you must follow a number of procedures. These procedures include filing a demand with Harvest Home Financial and not voting in favor of the merger. For more information on how to exercise these rights, see the Ohio General Corporation Law Sections 1701.84 and 1701.85 set forth in Annex __.

         Each outstanding share of Harvest Home Financial Stock, the holder of which has perfected his right to dissent under Ohio law and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive shares of Peoples Community Bancorp Common Stock and the holder shall only be entitled to such rights as are granted under Ohio law. If any dissenting stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder's shares of Harvest Home Financial Common Stock shall be converted into a right to receive $9.00 in cash plus 0.9 of a share of Peoples Community Bancorp common stock, subject to adjustment, for each share of Harvest Home Financial common stock. If a dissenting stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time, his/her share of Harvest Home Financial common stock shall be converted into the right to receive the $9.00 in cash plus 0.9 of a share of Peoples Community Bancorp common stock, subject to adjustment, for each share of Harvest Home Financial common stock.

         We describe below the steps which Harvest Home Financial stockholders must take if they wish to exercise dissenters' rights with respect to the merger. The description is not complete. You should read
Section 1701.84 and 1701.85 of the Ohio General Corporation Law. This section is attached as Annex __ to this document. FAILURE TO TAKE ANY ONE OF THE REQUIRED STEPS MAY RESULT IN TERMINATION OF THE STOCKHOLDER'S DISSENTERS' RIGHTS UNDER THE OHIO GENERAL CORPORATION LAW. If you are a Harvest Home Financial stockholder considering dissenting, you should consult your own legal advisor.

         To exercise dissenters' rights, you must satisfy five conditions:

-    You must be a stockholder of record on ______________;

-    You must not vote dissenting shares in favor of the merger;

- You must deliver a written demand for "fair cash value" of your dissenting shares within 20 days of the vote on the Merger;

- If Peoples Community Bancorp requests, you must send to Peoples Community Bancorp within 15 days of its request, your stock certificates so that a legend may be added stating that the demand for "fair cash value" has been made; and

- Within 3 months of your written demand to receive "fair cash value," you must file a complaint in court for a determination of the "fair cash value" or you and Peoples Community Bancorp must have agreed on the "fair cash value."

                               STOCKHOLDER MATTERS

         Harvest Home Financial will hold its Annual Meeting of Stockholders only if the Merger is not consummated as set forth in the Merger Agreement. The Annual Report to Stockholders has been prepared and mailed to all stockholders of record. The Form 10-KSB for the year ending September 30, 1999, was submitted to the SEC on December 17, 1999. The Annual Report and the Form 10-KSB are hereby incorporated by reference.